Exhibit 99.1

Contacts:	Steven O. Cordier Sr. Vice President and CFO (303) 649-1900 scordier@penx.com

PENFORD REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

•	Quarterly results improved sequentially in both divisions from the fourth quarter.

•	Food Ingredients Division achieved record quarterly sales and operating income.

•	40% decline in corn prices reduced Industrial results compared to prior year.

•	Debt outstanding declined $13 million in the last twelve months on stronger cash flows.

CENTENNIAL, CO, January 9, 2014 – Penford Corporation (Nasdaq: PENX), a leader in ingredient systems for industrial and food applications, today reported first quarter fiscal year 2014 results.

Consolidated sales decreased 7.4% to $109.3 million, primarily caused by the impact of a 40% year over year decline in market corn prices which lowered revenue pass through for some customers in the Industrial Business and the market values of by-products.

The Company reported first quarter net income of $0.5 million, or $0.04 per diluted share compared with net income of $1.7 million, or $0.14 per diluted share, a year ago.

A table summarizing quarterly financial results is shown below:

Penford Corporation - Financial Highlights

(In thousands)	Q1 FY 14	Q4 FY 13	Q1 FY 13
Food Ingredients:
Sales	$28,651	$28,441	$27,654
Gross Margin	9,274	9,111	8,104
EBITDA (see note below)	7,055	6,678	5,840
Industrial Ingredients:
Sales	$80,600	$88,986	$90,368
Gross Margin	1,435	(1,515)	5,154
EBITDA (see note below)	647	(2,115)	4,201
Consolidated:
Sales	$109,251	$117,427	$118,022
Gross Margin	10,709	7,597	13,258
EBITDA (see note below)	4,940	1,784	7,240
Net income (loss)	488	(949)	1,707

Consolidated:	LTM Nov ‘13	LTM Nov ‘12
Sales	$458,478	$443,006
EBITDA (see note below)	20,506	17,345
Net income (loss)	2,788	(8,450)
Net Debt	70,144	83,354

Highlights for the quarter are as follows:

Food Ingredients Division

•	Food Ingredients posted record results on new business growth and lower unit costs.

•	New product gains in targeted Health & Wellness segments, Pet and specialty starches increased by over 10%, with strong prospects for continued growth.

•	First quarter gross margin rose by 14% and operating income improved 22%.

Industrial Ingredients Division

•	Revenue declined $10 million to $81 million as regional prices for corn fell to about $4.85 from $7.75 per bushel last year.

•	Sales of Industrial Specialty Products, which include bio-products, increased by 8% over last year.

•	Gross margin declined by about $4 million from the prior year period. Sharply declining corn costs lagged customer revenue “pass-through” concessions on supplies processed throughout the period while premiums paid for physical deliveries remained high in the first half of the quarter.

•	The Company does not expect these corn harvest conditions to re-occur in the foreseeable future. The completion of a historically strong corn harvest in 2013 has brought lower input costs and stability to current corn pricing.

•	Ethanol crush margins were robust during the quarter, averaging about $0.25 per gallon above a year ago. Strong supply/demand fundamentals have remained supportive through the end of the calendar year.

Consolidated Results

•	Despite declining corn prices, last twelve month sales increased 3% to $458 million and EBITDA rose 18% to $20.5 million.

•	Cash flow from operations improved 25% over the prior year first quarter to $8.7 million.

•	Total debt outstanding fell 16% to $70.1 million from the first quarter of fiscal 2013.

Conference Call

Penford will host a conference call to discuss fiscal 2014 first quarter results today, January 9, 2014 at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on January 9, 2014, please phone 1-877-407-9205 at 7:50 a.m. Mountain Time. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has seven manufacturing and/or research locations in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including changes in government rules or incentives affecting ethanol consumption, unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; impairment of the Company’s long-lived assets that could result in a noncash charge to reported earnings; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

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CHARTS TO FOLLOW

Penford Corporation

Financial Highlights

	Three Months Ended November 30
(In thousands, except per share data)	2013	2012
Consolidated Results (unaudited)
Sales	$109,251	$118,022
Income from operations	$1,641	$4,020
Net income	$488	$1,707
Earnings per share, diluted	$0.04	$0.14

Cash Flows (unaudited)

Cash flow provided by (used in):
Operating activities	$8,674	$6,944
Investing activities	(2,319)	(3,425)

Financing activities	(6,379)	(3,552)

Decrease in cash	$(24)	$(33)

Balance Sheets (unaudited)
	November 30,	August 31,
	2013	2013
Current assets	$86,151	$90,114
Property, plant and equipment, net	112,059	112,141
Other assets	22,260	22,363

Total assets	220,470	224,618

Current liabilities	33,683	35,640
Long-term debt	69,798	72,739
Other liabilities	33,256	33,346
Shareholders’ equity	83,733	82,893

Total liabilities and equity	$220,470	$224,618

Penford Corporation

Consolidated Statements of Operations

(unaudited)

	Three Months Ended November 30,
(In thousands, except per share data)	2013	2012
Sales	$109,251	$118,022
Cost of sales	98,542	104,764

Gross margin	10,709	13,258

Operating expenses	7,801	7,773
Research and development expenses	1,267	1,465

Income from operations	1,641	4,020

Interest expense	813	1,081
Other non-operating income (expense), net	8	(163)

Income before income taxes	836	2,776

Income tax expense	348	1,069

Net income	$488	$1,707

Weighted average common shares and equivalents outstanding, diluted	12,841	12,372
Earnings per common share, diluted	$0.04	$0.14

Penford Corporation

Reconciliation of Non-GAAP Measure

To supplement the segment and consolidated financial results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company utilizes a non-GAAP financial measure, net income (loss), before interest, taxes, depreciation and amortization expense (“EBITDA”). The Company uses EBITDA to evaluate performance and establish goals. The Company believes that this measure is valuable to investors in assessing the Company’s operating results when viewed in conjunction with GAAP results. This non-GAAP measure is not a substitute for, or an alternative to, the corresponding measure calculated in accordance with GAAP.

Reconciliation of non-GAAP EBITDA to GAAP Operating Income (Loss)

	Three months ended November 30, 2013			Three months ended August 31, 2013
	Food Ingredients	Industrial Ingredients	Consolidated	Food Ingredients	Industrial Ingredients	Consolidated
Operating income (loss)	$6,530	$(2,043)	$1,641	$6,168	$(4,738)	$(1,421)

Depreciation and amortization	525	2,684	3,291	510	2,607	3,198
Other non-operating income	—	6	8	—	16	7

EBITDA	$7,055	$647	$4,940	$6,678	$(2,115)	$1,784

	Three months ended November 30, 2012
	Food Ingredients	Industrial Ingredients	Consolidated
Operating income (loss)	$5,355	$1,387	$4,020

Depreciation and amortization	485	2,814	3,383
Other non-operating income (loss)	—	—	(163)

EBITDA	$5,840	$4,201	$7,240

	Twelve Months ended November 30
	2013	2012
Operating income (loss)	$7,025	$9,719

Loss on redemption of Preferred Stock	—	(6,599)
Depreciation and amortization	13,235	13,998
Other non-operating income	246	227

EBITDA	$20,506	$17,345